Exhibit 21

Subsidiaries of the Company

The Company, Carrizo Oil & Gas, Inc., has the following wholly-owned Subsidiaries:

Subsidiary

Bandelier Pipeline Holding, LLC

Carrizo (Eagle Ford) LLC

Carrizo Marcellus Holding Inc.

Carrizo (Marcellus) LLC

Carrizo (Marcellus) WV LLC

Carrizo (Niobrara) LLC

Carrizo (Utica) LLC

Carrizo UK Bardolph Ltd

Carrizo UK Huntington Ltd

CLLR, Inc.

Hondo Pipeline, Inc.

Mescalero Pipeline, LLC

Monument Exploration, LLC

The Company, Carrizo Oil & Gas, Inc., also has less than a 10% interest in the following entity:

Oxane Materials, Inc.